Exhibit 99.1

World Gold Trust Services LLC, State Street Global Advisors And Tokyo Stock Exchange, Inc. announce
The listing of SPDR® Gold Shares in Tokyo
Tokyo — June 30, 2008 — Tokyo Stock Exchange, Inc. (TSE), World Gold Trust Services, LLC, a wholly-owned subsidiary of the World Gold Council; and State Street Global Advisors (SSgA), the investment management arm of State Street Corporation (NYSE: STT) today announced that the SPDR® Gold Shares, began trading on the TSE market on Monday, June 30th. This product is the very first physically backed commodity ETF listed on the TSE, and is also the first of its kind in Japan.
A gold exchange traded fund, SPDR® Gold Shares www.spdrgoldshares.com tracks the prevailing international gold price and provides all investors with simple, secure, cost-effective and transparent access to the gold market. Each security is backed by physical allocated gold bullion held at custodians for the benefit of shareholders.
Launched by World Gold Trust Services on the New York Stock Exchange in November 2004, GLD, the first US commodity based exchange traded security, has emerged as one of the fastest growing exchange traded products. GLD was subsequently cross-listed on Bolsa Mexicana de Valores in August 2006, and the Singapore Exchange in October 2006. It is now one of the largest and most liquid commodity ETFs on the global market with total net assets of approximately USD 17 billion (JPY 1.8 trillion).
James Burton, Managing Director of World Gold Trust Services, LLC, and CEO of World Gold Council, commented “This announcement marks the start of a new era in the development of the world’s leading gold exchange traded fund. The cross listing of SPDR Gold Shares on the Tokyo Stock Exchange will allow investors in this important market ease of entry to the gold market and provide them with access to the huge pool of liquidity represented by the GLD. The Japanese investment market is one of the most sophisticated in the world and we believe that investors in this region will recognise the clear benefits of a strategic allocation to gold within their portfolios. “
“We are honored that the Tokyo Stock Exchange — one of the world’s largest stock exchanges, has approved the listing of the SPDR Gold Shares — one of the world’s largest exchange traded products,” said James Ross, senior managing director of State Street Global Advisors. “As the first commodity-based fund to trade on the TSE, the SPDR Gold Shares will enable investors to diversify their portfolios.”
Mr. Atsushi Saito, President & CEO of the TSE, commented “It is a great honour to be able to list the world famous SPDR® Gold Shares on our market as we aim to diversify our ETF lineup. I believe the listing of this ETF will be a significant milestone in the globalization of the Japanese financial market.”
About Gold Trust Services LLC
World Gold Trust Services LLC is a subsidiary of The World Gold Council (WGC). WGC, a commercially-driven marketing organization, is funded by the world’s leading gold mining companies. A global advocate for gold, the WGC aims to promote the demand for gold in all its forms through marketing activities in major international markets. For further information visit http://www.gold.org/
About State Street Global Advisors
State Street Global Advisors, the investment management arm of State Street Corporation (NYSE: STT), delivers investment strategies and integrated solutions to clients worldwide across every asset class, investment approach and style. With $2 trillion in assets under management at March 31, 2008, State Street Global Advisors has investment centers in Boston, Hong Kong, London, Montreal, Munich, Paris, Singapore, Sydney, Toronto, Tokyo and Zurich, and offices in 27 cities worldwide. For more information, visit State Street Global Advisors at http://www.ssga.com/
About Tokyo Stock Exchange, Inc.
Tokyo Stock Exchange, Inc. (TSE) is one of the leading global exchanges and the largest securities market in the Asia-Pacific region. The TSE is best known for its massive equities market, valued at JPY450trillion as of the end of May 2008 and it also boasts the largest market for Japanese securities derivatives such as TOPIX futures and TOPIX options. Beyond its dynamic market, the TSE also calculates and publishes Japan’s most comprehensive family of indices. Among these is TOPIX (Tokyo Stock Price Index), the principal index consisting of all Japanese common stocks listed on the TSE First Section, which is widely used as a benchmark for the Japanese stock market. http://www.tse.or.jp/
Media Enquiries:
For State Street
+81 (3) 4530-7104
For Tokyo Stock Exchange, Inc.
Product Development Group, Listing Department
+81 (3) 3666-0141
Please refer to the pages below.
▼ TSE Listed ETFs
http://www.tse.or.jp/english/rules/etfs/list.html
▼ Benchmark etc.
http://www.spdrgoldshares.com/